Exhibit 10.23

SEAGATE TECHNOLOGY

ANNUAL INCENTIVE BONUS PLAN

Adopted September 25, 2003

Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), established the Seagate Technology Annual Incentive Bonus Plan (the “Plan”), effective as of June 28, 2003, subject to approval of the Plan by the shareholders of the Company. The objectives of the Plan are to motivate and reward the Company’s executive officers to produce results that increase shareholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives.

ARTICLE I.

DEFINITIONS

Section 1.1—Base Compensation. “Base Compensation,” with respect to a fiscal year, shall mean the Participant’s rate of annual base salary as in effect as of the last day of such fiscal year and shall exclude moving expenses, bonus pay and other payments which are not considered part of annual base salary.

Section 1.2—Board. “Board” shall mean the Board of Directors of the Company.

Section 1.3—Code. “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be deemed to include a reference to the regulations promulgated under such section.

Exhibit 10.23 (Cont.)

Section 1.4—Committee. “Committee” shall mean the Special Compensation Committee of the Board described in Section 6.1.

Section 1.5—Disability. “Disability” shall mean a permanent and total disability, within the meaning of Section 22(e)(3) of the Code.

Section 1.6—Executive Officer. “Executive Officer” shall mean a person who is subject to Section 16(a) of the Securities Exchange Act of 1934, as amended.

Section 1.7—Participant. “Participant” shall mean, with respect to any fiscal year during the term of the Plan, an Executive Officer selected by the Committee to participate in the Plan in accordance with Section 2.2 hereof.

ARTICLE II.

BONUS AWARDS

Section 2.1—Performance Targets. A Participant shall be eligible to earn a bonus award under the Plan based on the achievement of performance targets by the Company, as determined by the Committee for each fiscal year of the Company. The performance targets for a fiscal year shall be based on the following objective business criteria and measured against past Company performance, as the Committee determines: (a) pre-tax income; (b) operating income; (c) net earnings; (d) net income; (e) cash flow; (f) earnings per share; (g) return on equity; (h) return on invested capital or assets; (i) cost reductions or savings; (j) funds from operations; (k) appreciation in the fair market value of the Company’s stock; (l) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; or (m) implementation of our critical processes or projects.

Exhibit 10.23 (Cont.)

Section 2.2—Bonus Awards. Each individual who (a) is an Executive Officer and (b) who is selected by the Committee to participate in the Plan with respect to such fiscal year, shall be eligible for a bonus award with respect to such fiscal year under this Section 2.2. The Committee shall establish objectively determinable performance targets with respect to such Participant under this Section 2.2 for such fiscal year, which shall be based on the business criteria set forth in Section 2.1. Achievement of specified levels of the performance target will result in a bonus award to such Participant equal to a fixed dollar amount or a percentage of Base Compensation, as determined by the Committee; provided, however, that the maximum bonus award payable to any Participant with respect to any fiscal year of the Company shall not exceed $5,000,000. The Committee shall establish such specified levels of the performance target and the bonus award to be paid at each such specified level. Prior to the payment of a bonus award, the Committee shall certify in writing the level of performance attained by the Company for the fiscal year to which such bonus award relates. The Committee shall have no discretion to increase the amount of a Participant’s maximum bonus award but the Committee shall have unlimited discretion to reduce the amount of a Participant’s bonus award that would otherwise be payable to the Participant upon the achievement of specified levels of the performance target.

ARTICLE III.

PAYMENT OF BONUS AWARD

Section 3.1—Form of Payment. Each Participant’s bonus award shall be paid in cash.

Section 3.2—Timing of Payment. Unless otherwise directed by the Committee or unless a Participant has properly elected to defer all or part of a bonus award under a deferred compensation plan sponsored by the Company, each bonus award shall be paid within 70 days after the end of the fiscal year to which such bonus award relates.

Exhibit 10.23 (Cont.)

ARTICLE IV.

SECTION 162(m)

Section 4.1—Qualified Performance Based Compensation. Except as set forth in the final sentence of Article V, Bonus awards are intended to qualify as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code and the Committee shall take such actions as are consistent with the terms of the Plan to ensure that such bonus award will so qualify.

Section 4.2—Performance Goals. With respect to any bonus award that qualifies as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code, any of the performance targets described in Section 2.1, if applicable to such bonus award, shall be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the performance targets relate, provided that the outcome is substantially uncertain at the time the Committee actually establishes the performance targets; and, provided, further, that in no event shall the performance targets be established after 25% of the period of service (as scheduled in good faith at the time the performance targets are established) has elapsed. No bonus award which is intended to qualify as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code, shall be paid to a Participant unless and until the Committee makes a certification in writing with respect to the level of performance attained by the Company for the fiscal year to which such bonus award relates, as required by Section 162(m) of the Code, and the regulations promulgated thereunder.

Exhibit 10.23 (Cont.)

ARTICLE V.

TERMINATIONS

A Participant who, whether voluntarily or involuntarily, is terminated, demoted, transferred or otherwise ceases to be an Executive Officer at any time during a fiscal year shall not be eligible to receive a partial fiscal year bonus award; provided, however, that if a participant has executed an individually negotiated employment contract or agreement with the Company providing otherwise, such Participant’s entitlement to a bonus award for such fiscal year shall be governed by the terms of the individually negotiated employment contract or agreement.

Notwithstanding the terms of the previous paragraph, in the event of a Participant’s death or Disability, or in the event of a change in ownership or control, the Committee may, in its sole discretion, provide partial fiscal year bonus awards to affected Participants.

ARTICLE VI.

ADMINISTRATION

Section 6.1—Special Compensation Committee. The Special Compensation Committee (referred to herein as the “Committee”) shall consist solely of two or more members of the Board who are “outside directors,” within the meaning of Section 162(m) of the Code, and the regulations promulgated thereunder.

Section 6.2—Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all parties.

Exhibit 10.23 (Cont.)

ARTICLE VII.

OTHER PROVISIONS

Section 7.1—Amendment, Suspension or Termination of the Plan. This Plan does not constitute a promise to pay and may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) with respect to bonus awards which the Committee determines should qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code and except as otherwise provided in Section 2.3, no action of the Board may modify the performance targets described in Sections 2.1 if applicable to such bonus awards.

Section 7.2—Approval of Plan by Shareholders. The Plan shall be submitted for the approval of the Company’s shareholders at the 2003 Annual Meeting of Shareholders. In the event that the Plan is not so approved, no bonus award shall be payable under the Plan, and the Plan shall terminate and shall be null and void in its entirety.

Section 7.4—Miscellaneous.

(a) The Company shall deduct all federal, state and local taxes required by law or Company policy from any bonus paid to a Participant hereunder.

(b) In no event shall the Company be obligated to pay to any Participant a bonus award for a fiscal year by reason of the Company’s payment of a bonus to such Participant in any other fiscal year.

Exhibit 10.23 (Cont.)

(c) The rights of Participants under the Plan shall be unfunded and unsecured. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any bonus under the Plan.

(d) The Company intends that certain bonus awards payable under the Plan shall satisfy and shall be interpreted in a manner that satisfies any applicable requirements as qualified “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code. To the extent bonus awards under the Plan are intended to qualify as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code, any provision, application or interpretation of the Plan that is inconsistent with this intent shall be disregarded with respect to bonus awards intended to qualify as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code.

(e) Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Company, or to interfere with the rights of the Company to discharge any individual at any time, with or without cause, for any reason or no reason, and with or without notice except as may be otherwise agreed in writing.

(f) No rights of any Participant to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.

(g) Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

(h) The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).